SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

CORAUTUS GENETICS INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	0-27264	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW
Suite 700
Atlanta, Georgia 30308
(Address of principal executive offices, including zip code)

(404) 526-6200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On June 30, 2006, Corautus Genetics Inc. (the “Company”) entered into a Recapitalization Agreement with Boston Scientific Corporation (“BSC”), pursuant to which BSC exchanged all of its Promissory Notes, with an aggregate principal amount of $15,000,000, together with accrued interest of $1,608,102.89 through June 30, 2006, for 2,475,659 shares of the Company’s Series E Preferred Stock. A copy of the press release announcing the completion of this transaction is attached hereto as Exhibit 99.1.

Item 3.02     Unregistered Sales of Equity Securities.

See Items 1.01 and 5.03 herein for a discussion of the issuance.  The issuance was a private offering made pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 30, 2006, the Company filed a Certificate of Designation of Preferences and Rights of Series E Preferred Stock (“Certificate”) with the Secretary of the State of Delaware, a copy of which is attached hereto as Exhibit 3.1. The Certificate provided for a single series of Series E Preferred Stock, par value $.001 per share (the “Series E Preferred Stock”), with 3,500,000 shares of Series E Preferred Stock authorized. The Series E Preferred Stock was issued to BSC in connection with the recapitalization agreement above discussed. The Series E Preferred Stock is convertible into 2,475,659 shares Common Stock, subject to adjustment, upon demand of the holder or upon certain events, has a liquidation preference of approximately $6.71 per share, and is entitled to an annual dividend of 6%. The shares of Series E Preferred Stock have voting rights on an as converted basis with the shares of Common Stock, as well as separate voting rights with respect to certain enumerated matters.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Preferences and Rights of Series E Preferred Stock
99.1	Press Release dated July 6, 2006

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: July 6, 2006	/s/ Jack W. Callicutt

Jack W. Callicutt
Vice President- Finance and Administration and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation of Preferences and Rights of Series E Preferred Stock
99.1	Press Release dated July 6, 2006